EXHIBIT 99.1

Glen Rose Petroleum Corporation Commences Continuous Development Program in the Field

DALLAS, Oct. 6, 2008 (GLOBE NEWSWIRE) -- Glen Rose Petroleum Corporation (Nasdaq:GLRP) ("GLRP") announced today the company has drilled and cored three of the first 10 wells to be permitted on the Wardlaw lease in Edwards County and these wells will be logged and completed in the next four weeks. The Company has begun the permitting process for two injection programs consisting of one injector and twelve receiving wells (a total of an additional 26 wells), which are scheduled to be drilled in the fourth quarter of 2008.

The 26 new wells are to be drilled in partnership with WHL Energy Limited ("WHL"), who has now funded a total $1.5 million under the Participation Agreement with the Company. Under the Participation Agreement WHL pays 100% of the drilling costs, up to $2.5 million, for a 50% working interest in the first 2,546 acres.

In addition to the development under the WHL venture, GLRP continues to focus on the core development area for its own account (100% working interest). The first phase, which is now completed, was to re-enter and clean up 23 of the 103 existing wells. Subsequently, GLRP has tested several production methods including the Thermal Pulse Unit, a system of injecting heated nitrogen in two wells, which is currently stimulating demonstrable responses from approximately 12 wells. Furthermore, the GLRP's research and development efforts have examined different types of chemicals and pumping units, now deployed on a number of the remaining producing well bores. The current average daily production from this effort is 20 to 25 barrels of oil per day ("bopd"), versus 2 bopd at the beginning of this year, for GLRP's account.

GLRP received its swabbing permits for 48 of the 103 existing wells. This swabbing operation has commenced and is expected to produce an average of 2-4 bopd. Therefore, the swabbing activity should contribute an additional 90 bopd, again GLRP's account.

Chip Langston, GLRP's President stated, "Historically the efforts of the Company have been centered within a 320 acre core operating area of our 10,500 acre lease. With our renewed financial strength, and in concert with our partner, WHL, we are expanding our area of development significantly. In preparation for this expansion we have begun an extensive geological review of the balance of the prospect area in order to lay out a continuous development plan throughout the field."

The Glen Rose Petroleum Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5339

Private Securities Litigation Reform Act Safe Harbor Statement: All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as codified in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing and the risks and uncertainties inherent in oil and gas exploration, production, and development, and market conditions, particularly energy prices and demand for oilfield equipment and services. Glen Rose Petroleum Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:  Glen Rose Petroleum Corporation
          Chip Langston, President & CFO
          214-800-2663